Exhibit 10.1

ASSET PURCHASE AGREEMENT AMENDMENT NO. 1

(Including Assignment by a Buyer Party)

This Asset Purchase Agreement Amendment No. 1 (the “Amendment”) is entered into as of August 11, 2006, by and among Aquila, Inc., a Delaware corporation (“Seller”), and Mid-Kansas Electric Company, LLC, a Kansas limited liability company (“Buyer”) and, for purposes of Section 8 hereof, Pioneer Electric Cooperative, Inc. (“Assignor”) and Southern Pioneer Electric Company (“Assignee”). In addition, each Buyer Party and Guarantor is executing this Amendment for the purposes set forth in Section 8 hereof.

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement, dated as of September 21, 2005 (the “Asset Purchase Agreement”), pursuant to which Seller agreed to sell, transfer and assign to Buyer, and Buyer has agreed to purchase and assume, substantially all of the assets and liabilities of the Business (as defined in the Asset Purchase Agreement) upon the terms and conditions set forth in the Asset Purchase Agreement, and subject to the conditions set forth in Article VIII thereof;

WHEREAS, following extensive negotiations by each party and relevant third parties, Buyer and Seller have determined that certain consents and waivers relating to the sale by Aquila to and purchase by Buyer of the JEC Transferred Interest cannot be obtained upon the terms and conditions contemplated by the Asset Purchase Agreement and, in lieu thereof, Buyer, Seller, Westar Energy, Inc. (“Westar”) and Kansas Gas and Electric Company (“KGE”) have negotiated and agreed upon a revised transaction structure and the terms and conditions thereof;

WHEREAS, to give effect to such agreement, contemporaneously with the execution and delivery hereof: (a) Seller, Westar, and KGE are entering into that certain Jeffrey Energy Center Transfer Agreement dated as of the date hereof (the “JEC Transfer Agreement”) pursuant to which, as of the Effective Time and upon the terms and conditions thereof, Aquila shall sell, transfer and assign to Westar, and Westar shall purchase and assume, certain assets and obligations originally included as Purchased Assets and Assumed Obligations under the Asset Purchase Agreement; and (b) Westar and Buyer are entering into that certain Participation Power Agreement dated as of the date hereof (the “Westar-MKEC PPA”) pursuant to which, upon the terms and conditions thereof, Westar shall sell and deliver to Buyer and Buyer shall purchase, for a term commencing on the Effective Time and ending January 3, 2019, capacity and energy equal to an amount attributable to an 8% undivided interest in Units 1-3 of the Jeffrey Energy Center, together with all sulphur dioxide, mercury or similar allowances allocated to such Units for the term thereof that are allocable to such 8% interest;

WHEREAS, Seller and Buyer desire to amend the Asset Purchase Agreement pursuant to Section 11.1 thereof to reflect the revised agreement concerning the JEC Transferred Interest and to amend and clarify certain other provisions of the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the parties’ covenants and agreements set forth herein and the benefits anticipated by each of the parties hereto as a result of the matters set forth herein, and intending to be legally bound hereby, the parties agree as follows:

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1.	Definitions.

The terms defined in the preamble and recitals hereto shall have the respective meanings ascribed thereto in said preamble and recitals. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Asset Purchase Agreement.

2.	JEC Transferred Interest.

Buyer and Seller hereby agree that Westar shall purchase, acquire and assume, to the extent provided in and subject to the terms and conditions of the JEC Transfer Agreement, the JEC Transferred Interest and all rights and obligations of Aquila related thereto to the extent relating to the period on and after the Effective Time, including all rights and obligations of Aquila with respect to the period on and after the Effective Time under or arising out of the JEC Lease Documents, the JEC Project Documents to the extent related to the JEC Transferred Interest, the JEC Coal Contract to the extent related to the JEC Transferred Interest, and the WPK Transmission Agreement. Except as provided in Section 2.6 of this Amendment, it is the intention of the Parties that all matters constituting Purchased Assets and Assumed Obligations under the Asset Purchase Agreement as originally executed shall continue to constitute Purchased Assets and Assumed Obligations under the Asset Purchase Agreement, except to the extent that such matters are purchased and assumed by Westar under the JEC Transfer Agreement. To effectuate the foregoing, the Asset Purchase Agreement is hereby amended as follows:

2.1          Definitions. Appendix A attached hereto is hereby added as Schedule 1.1-I to the Asset Purchase Agreement, Appendix B attached hereto is hereby added as Schedule 1.1-J to the Asset Purchase Agreement, and the following defined terms and definitions are hereby added to Section 1.1 of the Asset Purchase Agreement or, as applicable, deleted and replaced with the following:

“‘Business Agreements’ means any contract, agreement, real or personal property lease, commitment, understanding, or instrument (other than the JEC Documents, the Retained Agreements and the Shared Agreements) to which Seller is a party or by which it is bound that either (i) is listed or described on Schedule 5.9, Schedule 5.13(a), or Schedule 7.9(b), or (ii) relates principally to the Business or the Purchased Assets and (A) has been entered into, renewed, extended, or otherwise amended in the ordinary course of business, or (B) is entered into, renewed, extended, or otherwise amended after the date hereof consistent with the terms of this Agreement.”

“‘JEC Coal Contract’ means that certain 1993 Amended and Restated Coal Supply Agreement dated March 29, 1993 among WestPlains Energy, Missouri Public Service, Western Resources, Inc., Kansas Gas and Electric Company, and Amax Coal West, Inc., as amended by that certain First Amendment to 1993 Amended and Restated Coal Supply Agreement, dated March 1, 1994, and by that certain Second Amendment to 1993 Amended and Restated Coal Supply Agreement, dated October 2, 2000, and by that certain Third Amendment to 1993 Amended and Restated Coal Supply Agreement, dated October 2, 2000, and as may be further amended.”

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“‘JEC Documents’ means the JEC Lease Documents, the JEC Project Documents, the JEC Coal Contract, and the WPK Transmission Agreement.”

“‘JEC Lease Documents’ means the JEC Lease and the other agreements, instruments and documents set forth on Schedule 1.1-I hereto.”

“‘JEC Project Documents’ means the JEC Ownership Agreement, the JEC Operating Agreement, and the other agreements, instruments and documents set forth on Schedule 1.1-J hereto.”

“‘JEC Transfer Agreement’ means that certain Jeffrey Energy Center Transfer Agreement dated as of August 11, 2006, among Seller, Westar Energy, Inc., Kansas Gas and Electric Company and Buyer.”

“‘Pre-Closing Lease Obligations’ means all liabilities and obligations of Seller arising under the JEC Lease Documents, but only to the extent relating to periods prior to the Effective Time.”

“‘Pre-Closing Lease Rights’ means all rights, benefits, and claims of Seller arising under the JEC Lease Documents, but only to the extent relating to periods prior to the Effective Time.”

“‘Retained Liabilities’” means all Excluded Liabilities other than liabilities and obligations assumed by Westar Energy, Inc. under or pursuant to the JEC Transfer Agreement.”

“‘Westar-MKEC PPA’ means that certain Participation Power Agreement dated as of August 11, 2006, between Westar Energy, Inc. and Buyer pursuant to which, upon and subject to the terms and conditions thereof, Buyer shall purchase, for a term commencing on the Effective Time and ending January 3, 2019, capacity and energy from JEC.”

“‘WPK Transmission Agreement’ means that certain Transmission Agreement dated June 1, 1978 between Westar Energy, Inc. (as successor to the Kansas Power and Light Company) and Aquila, Inc. (as assignee of Central Telephone & Utilities Corporation), as amended by that certain Amendment No. 1 dated November 17, 1993.”

2.2          Purchased Assets. Section 2.1(c) and Item 1 on Schedule 2.1(n) to the Asset Purchase Agreement are hereby deleted in their entirety and, Section 2.1(c) of the Asset Purchase Agreement is hereby replaced with the following:

“(c)        (i) all rights, benefits and claims of Seller relating to the JEC Transferred Interest, including (subject to Section 2.5 hereof) all rights, benefits and claims of Seller arising under the JEC Documents (in the case of the JEC Project Documents and JEC Coal Agreement, to the extent relating to the JEC Transferred Interest), in each case only to the extent relating to the period prior to the Effective Time; and (ii) all current calendar year prepaid expenses under the JEC Lease Documents as reflected in FERC Account 165;”

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2.3          Excluded Assets. Section 2.2(l) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following Section 2.2(l), and the following Section 2.2(p) is hereby added as Section 2.2(p) to the Asset Purchase Agreement:

“(l)         all (i) agreements and contracts set forth on Schedule 2.2(l) (the “Retained Agreements”), (ii) Shared Agreements (except to the extent provided by Section 7.4(e)), and (iii) except to the extent provided by Section 2.1(c) with respect to the JEC Documents, other agreements and contracts not specifically included in the Business Agreements and Franchises;”

“(p)       the JEC Transferred Interest and all rights, benefits and claims of Seller relating to the JEC Transferred Interest, including all rights, benefits and claims of Seller arising under the JEC Documents, in each case except to the extent otherwise provided in Section 2.1(c) with respect to periods prior to the Effective Time;”

2.4          Assumed Obligations. Section 2.3(g) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(g)        all liabilities and obligations of Seller relating to the JEC Transferred Interest, including (subject to Section 2.5 hereof and except as otherwise provided in Section 2.4(b) hereof) all liabilities and obligations of Seller arising under the JEC Documents (in the case of the JEC Project Documents and JEC Coal Agreement, to the extent relating to the JEC Transferred Interest), in each case only to the extent relating to the period prior to the Effective Time and only to the extent that Seller would be liable therefor;”

2.5          Excluded Liabilities. Sections 2.4(a) and 2.4(b) of the Asset Purchase Agreement are hereby deleted in their entirety and replaced with the following:

“(a)        (i) all liabilities and obligations of Seller relating to the JEC Transferred Interest, including all liabilities and obligations of Seller arising under the JEC Documents, in each case to the extent relating to the periods on or after the Effective Time, and (ii) except as provided in the foregoing clause (i) and Section 2.3(g), any liabilities or obligations of Seller to the extent related to any Excluded Assets;

(b)          any liabilities or obligations of Seller for any breach or default by Seller prior to the Effective Time, or any event prior to the Effective Time, which after the giving of notice or passage of time or both would constitute a default or breach by Seller, of or under the JEC Documents, the Business Agreements, the Franchises, the Permits, or the Environmental Permits, except to the extent that such liability or obligation is taken into account in determining the Adjustment Amount;”

2.6          JEC Lease Documents. The following is added as Section 2.5 to the Asset Purchase Agreement:

“2.5        JEC Lease Documents. Notwithstanding any other provision of this Agreement, no Pre-Closing Lease Rights or Pre-Closing Lease Obligations shall be assigned to or assumed by Buyer; provided, however, that: (a) Seller agrees to use its

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commercially reasonable efforts to take such actions as may be reasonably requested by Buyer, at the sole cost and expense of Buyer, to pursue, effect and realize the Pre-Closing Lease Rights (and all other rights, benefits, and claims of Seller assigned to Buyer under this Agreement to the extent that such assignment is not sufficient to give Buyer the right to directly assert and enforce such rights, benefits and claims) and to provide to Buyer the net economic benefit actually realized by Seller after the Closing as a result of any Pre-Closing Lease Rights or such other rights, benefits and claims; and (b) Buyer agrees to defend, indemnify and hold harmless Seller from and against the Pre-Closing Lease Obligations pursuant to Section 9.2(b)(iv) as if such Pre-Closing Lease Obligations were Assumed Obligations hereunder, except to the extent that Seller would have been obligated to indemnify Buyer against such Pre-Closing Lease Obligations under Article IX hereof had such Pre-Closing Lease Obligations been assigned to and assumed by Buyer as Assumed Obligations under this Agreement.

2.7	Purchase Price; Prorations.

(a)          Section 3.1 of the Agreement is hereby amended by reducing the Base Price to $235,332,000.

(b)          Exhibits 3.1, 3.1(A), 3.1(B), and 3.1(C) to the Asset Purchase Agreement are hereby deleted in their entirety and replaced with Exhibits 3.1, 3.1(A), 3.1(B) and 3.1(C) attached hereto as Appendix C.

(c)          Section 3.4(a)(iii) of the Agreement is hereby amended by deleting the phrase “(including all payments under the JEC Lease)” and replacing such phrase with the following: “(other than prepaid expenses under the JEC Lease Documents, which to the extent constituting current calendar year prepaid expenses shall be addressed through the computation of the Adjustment Amount in accordance with Exhibit 3.1)”.

(d)          The parties hereto acknowledge and agree that Seller shall pay the Closing SO2 Payable Amount as defined in, and in the manner provided for under, the JEC Transfer Agreement, and that Buyer shall be solely responsible for, and shall have all of Seller’s rights with respect to, any additional amounts due or credited with respect to SO2 allowances for the JEC Transferred Interest, whether such difference relates to periods of time prior to or following the Effective Time.

2.8	Seller’s Representations and Warranties.

(a)          The Parties acknowledge and agree that the terms “Electric Business” and “Business,” as set forth in the Asset Purchase Agreement, include (without limitation) Seller’s ownership and lease of the JEC Transferred Interest prior to the Effective Time. Nothing in this Amendment is intended to modify the foregoing. Without limiting the effect of the foregoing, Seller hereby expressly confirms that all representations and warranties of Seller set forth in the Asset Purchase Agreement with the respect to the Business include the JEC Transferred Interest.

_________________________

 Explanatory Note: $255,200,000 – $2,000,000 – $17,868,000 (Base Net Plant Amount of the JEC Transferred Interest) = $235,332,000.

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The Parties further acknowledge and agree that the information set forth in the financial statements included as Schedules 5.5(a) and 5.5(b) to the Asset Purchase Agreement relates to the Business and not just the Purchased Assets and, as such, incorporates the JEC Transferred Interest and associated assets and liabilities.

(b)          Section 5.13(a) of the Asset Purchase Agreement is hereby amended by (a) replacing the first reference therein to the term “Business Agreements” with the phrase “Business Agreements and JEC Documents”, and (b) replacing each subsequent reference therein to the term “Business Agreement” with the phrase “Business Agreement or JEC Document”.

(c)          Schedule 5.13(a) to the Asset Purchase Agreement is hereby amended by deleting all agreements and instruments listed under the heading “Jeffrey Energy Center Agreements” thereon and replacing the same with the agreements and instruments set forth on Appendix D to this Amendment.

2.9          Conduct of Business. Section 7.1(a) of the Asset Purchase Agreement is hereby amended by (a) replacing the phrase “except as contemplated by this Agreement” in the first and second sentences thereof with the phrase “except as contemplated by this Agreement or the JEC Transfer Agreement”, and (b) replacing each reference to the term “Business Agreement” with the phrase “Business Agreement or JEC Document”.

2.10       Tax Matters. Section 7.7(a) of the Asset Purchase Agreement is hereby amended by replacing the phrase “incurred in connection with this Agreement and the transactions contemplated hereby” with the phrase “incurred in connection with this Agreement, the JEC Transfer Agreement, and the transactions contemplated hereby and thereby”.

2.11	Conditions.

(a)          Section 8.1(d) of and Schedule 8.1(d) to the Agreement are hereby deleted in their entirety and Section 8.1(d) of the Agreement is hereby replaced with the following Section 8.1(d):

“(d)        All conditions to closing under the JEC Transfer Agreement shall have been satisfied or waived, the consummation of the transactions contemplated thereby shall have occurred contemporaneously herewith, and the Westar-MKEC PPA shall be in full force and effect.”

(b)          Section 8.3(e) of and Schedule 8.3(e) to the Agreement are hereby deleted in their entirety and Section 8.3(e) of the Agreement is hereby replaced with the following:

“(e)        Seller shall have been released in full from any and all obligations relating to the period following the Effective Time under each JEC Lease Document to which Seller is a party or by which Seller or any of its assets is bound.”

(c)          References in the Asset Purchase Agreement to Schedules 8.1(d) and Schedule 8.3(e) are hereby deleted in their entirety.

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2.12       Indemnification by Seller. Section 9.2(a)(iv) of the Asset Purchase Agreement is hereby amended by replacing the reference therein to the term “Excluded Liabilities” with the term “Retained Liabilities”.

3.	Closing.

Section 4.1 and Section 4.2 of the Asset Purchase Agreement are hereby deleted in their entirety and replaced with the following:

“4.1       Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Obligations (the ‘Closing’) will take place at the offices of Blackwell Sanders Peper Martin LLP in Kansas City, Missouri, beginning at 10:00 A.M. (Kansas City, Missouri time) on the first day of the calendar month following the calendar month during which the conditions set forth in Article VIII (other than conditions to be satisfied by deliveries at the Closing or that, by their terms, must be satisfied contemporaneously with the Closing) have been satisfied or waived (the ‘Closing Date’), or at such other place or time as the Parties may agree; provided, however, that in the event that the Closing Date is not a Business Day, the Closing will be held on the immediately preceding Business Day and the Closing Date shall be the first day of the calendar month immediately following the Closing. The purchase and sale of the Purchased Assets and assumption of the Assumed Obligations will be effective as of 12:01 A.M., Great Bend, Kansas time on the Closing Date (the ‘Effective Time’).”

“4.2        Payment of Closing Payment Amount. At the Closing, Buyer will pay or cause to be paid to Seller the Closing Payment Amount, by wire transfer of immediately available funds or by such other means as may be agreed upon by Seller and Buyer; provided, however, that in the event that the Closing takes place prior to the Closing Date pursuant to Section 4.1, at the Closing Buyer will pay or cause to be paid into escrow with a commercial bank mutually acceptable to Buyer and Seller the Closing Payment Amount, by wire transfer of immediately available funds, in which case (a) the Closing Payment Amount and all interest and other income earned for the period from and including the Closing Date to the date of disbursement shall be disbursed to Seller on the first Business Day following the Closing Date, and (b) all interest and other income earned on such escrowed funds for the period prior to the Closing Date shall be disbursed to Buyer on the first Business Day following the Closing Date.”

4.	Extension of Termination Date.

Section 10.1(b) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b)        If the Closing has not occurred on or before October 1, 2006, this Agreement may be terminated by Seller or Buyer on or after October 2, 2006 (the ‘Termination Date’); provided, however, that if the conditions to the Closing set forth in Section 8.2(e) or Section 8.3(d) have not been fulfilled but all other conditions to the

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Closing (other than conditions to be satisfied by deliveries at the Closing or that, by their terms, must be satisfied contemporaneously with the Closing) have been fulfilled, then the Termination Date, on or after which Seller or Buyer may terminate this Agreement, will be January 2, 2007. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.1(b) will not be available to a Party if any failure by such Party (or, in the case of Buyer, by any Buyer Party) to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.”

5.	Clarification.

Solely as a point of clarification, and in accordance with the intentions of the Parties upon and following the execution of the Asset Purchase Agreement, Section 7.9(a) of the Asset Purchase Agreement is hereby amended by deleting Section 7.9(a) and replacing it with the following:

“(a)        If Transferred Employees will constitute the majority of an appropriate unit of a Non-Unionized Buyer Party, or if a Buyer Party is otherwise required by Law to recognize the union local set forth on Schedule 7.9(a) (the “Local”) as the exclusive bargaining representative of the bargaining unit set forth on Schedule 7.9(a) that includes Transferred Employees, then from and after the Effective Time, such Buyer Party will recognize the applicable Local as the exclusive bargaining representative of such Transferred Employees. If Transferred Employees will not constitute the majority of an appropriate unit of a Non-Unionized Buyer Party, and such Buyer Party is not otherwise required by Law to recognize the applicable Local as the exclusive bargaining representative of such Transferred Employees, then from and after the Effective Time, such Buyer Party will not be required to recognize the applicable Local as the exclusive bargaining representative of such Transferred Employees. If a Buyer Party is required by the foregoing to recognize the Local as the exclusive bargaining representative of any Transferred Employees, and such Transferred Employees will not be accreted into an existing bargaining unit, such Buyer Party will negotiate and reach agreement with the applicable Local on the terms and conditions of a new collective bargaining agreement to be effective from and after the Effective Time with respect to the appropriate bargaining unit of Transferred Employees (each such agreement being referred to as a “New CBA”). Should such a Buyer Party fail to successfully negotiate a New CBA with a Local pursuant to the foregoing at least 20 Business Days prior to the Closing Date, then at the Closing, such Buyer Party will assume the existing Collective Bargaining Agreement applicable to the bargaining unit represented by such Local. Buyer agrees that (A) no later than 30 Business Days after the date hereof, Buyer will notify Seller of all negotiations between any Buyer Party and any Local that will be required by this Section 7.9(a), (B) upon request by Seller, Buyer will notify Seller of the status of all negotiations between any Buyer Party and any Local, (C) no later than 19 Business Days prior to the Closing Date, Buyer will notify Seller of each New CBA that has been successfully negotiated.”

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6.	Assignment and Assumption by Buyer Party

6.1          Assignment and Assumption of Asset Purchase Agreement. Assignor hereby assigns, transfers and delivers to Assignee all right, title and interest of Assignor in, to and under, and all rights and obligations of Assignor under, the Asset Purchase Agreement, as amended by this Amendment. Assignee hereby accepts such assignment from Assignor and hereby assumes all of Assignor’s obligations under the Asset Purchase Agreement, as amended by this Amendment, and hereby undertakes and agrees, for the benefit of Seller, to perform all of the obligations of Assignor thereunder. Seller hereby consents to the foregoing.

6.2          Guaranty. Assignee hereby agrees that Assignee shall, as of the date hereof, become and be deemed to be a Guarantor under, and be bound by all terms and conditions of, that certain Guaranty dated as of September 21, 2005, made by the Members of Buyer in favor of Seller (the “Guaranty”), as if Assignee were an original party thereto. Upon and subject to the terms and conditions thereof, Assignee, jointly and severally, hereby fully, unconditionally, and irrevocably guarantees to Seller, as a primary obligor and not merely as a surety: (i) the due, punctual, and full payment by Buyer of all amounts to be paid by Buyer pursuant to the Asset Purchase Agreement and all other agreements executed in connection with the Asset Purchase Agreement (including at Closing) (the “Other Agreements”) as and when the same become due and payable in accordance with the respective terms thereof, and (ii) Buyer’s due, punctual, and faithful performance of, and compliance with, all of Buyer’s obligations under the Asset Purchase Agreement and the Other Agreements in accordance with the respective terms thereof.

6.3          Assignor Not Released from Guaranty. Nothing herein or otherwise shall be deemed to release or discharge Assignor in any manner or to any extent from its obligations as a Guarantor under the Guaranty, whether such obligations of Assignor or the obligations of Buyer so guaranteed arise prior to or following the date hereof. Assignor hereby expressly confirms that, notwithstanding Assignor’s assignment and transfer to Assignee of Assignor’s membership interest in Buyer and Assignor’s rights and obligations under the Asset Purchase Agreement, all obligations under the Guaranty are and remain joint and several obligations of Assignor, as a primary obligor and not as a surety.

7.	Financing Commitment.

Buyer represents and warrants that National Cooperative Services Corporation has reviewed this Amendment and has confirmed in writing, pursuant to the Financing Commitment, that this Amendment is acceptable in form and substance to it.

8.	Consent of Buyer Parties and Guarantors.

Sunflower Electric Power Corporation, Lane-Scott Electric Cooperative, Inc., Pioneer Electric Cooperative, Inc., Southern Pioneer Electric Company, Prairie Land Electric Cooperative, Inc., Victory Electric Cooperative Association, Inc., Western Cooperative Electric Association, Inc., and Wheatland Electric Cooperative, Inc., each in its capacity as a Member of Buyer, a Buyer Party under the Asset Purchase Agreement, and/or a Guarantor under the Guaranty (as applicable) hereby consents to and approves the execution and delivery of this Amendment. In addition, each of the foregoing that is a Guarantor under the Guaranty hereby

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confirms that the Guaranty remains in full force and effect, with the obligations of the Buyer under the Asset Purchase Agreement, as amended hereby, and under all other agreements executed in connection with the Asset Purchase Agreement, as so amended, (including at Closing) constituting Guaranteed Obligations under (and as such term is used in) the Guaranty.

9.	Miscellaneous.

Except as amended, modified or supplemented herein, all of the terms and provisions of the Asset Purchase Agreement are hereby ratified and confirmed. Nothing in this Amendment shall render any person, including Westar, a third party beneficiary under the Asset Purchase Agreement or this Amendment. This Amendment shall be governed and construed in accordance with the laws of the State of Kansas without giving effect to the principles of conflicts of law thereof, and may be executed in counterparts by original or facsimile signature, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: /s/ Richard C. Green

Name:	Richard C. Green
Title:	Chairman and Chief Executive Officer

Mid-Kansas Electric Company, LLC

By: /s/ L. Earl Watkins, Jr.

Name:	L. Earl Watkins, Jr.
Title:	President and Chief Executive Officer

Sunflower Electric Power Corporation

By: _______________________________

Name:
Title:

Lane-Scott Electric Cooperative, Inc.

By: _______________________________

Name:
Title:

Pioneer Electric Cooperative, Inc.

By: _______________________________

Name:
Title:

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Southern Pioneer Electric Company

By: _______________________________

Name:
Title:

Prairie Land Electric Cooperative, Inc.

By: _______________________________

Name:
Title:

Victory Electric Cooperative Association, Inc.

By: _______________________________

Name:
Title:

Western Cooperative Electric Association, Inc.

By: _______________________________

Name:
Title:

Wheatland Electric Cooperative, Inc.

By: _______________________________

Name:
Title:

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Appendix C to Amendment

Exhibit 3.1

Determination of Purchase Price

A.           The following principles (the “Accounting Principles”) will govern certain accounting matters provided for herein:

1.            Unless otherwise indicated, all amounts will be determined in accordance with GAAP and applicable FERC Accounting Rules.

2.            The amount of any item reflected in Seller’s financial statements or in the attached Exhibit 3.1.A, Exhibit 3.1.B, or Exhibit 3.1.C as of any specified time, including in any FERC Account, as determined in accordance with GAAP and the FERC Accounting Rules, is referred to as the “Book Value” of such item as of such specified time; provided, however, that in the event that any provision of GAAP or the FERC Accounting Rules suspends or terminates depreciation of any asset as a result of such asset being held for sale in connection with the transactions contemplated by this Agreement, the value of such item as if such suspension or termination did not apply shall be the Book Value of such item and shall be used for purposes of determining the Adjustment Amount.

3.            “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

4.            “FERC Accounting Rules” means the requirements of FERC with respect to and in accordance with the Uniform System of Accounts established by FERC.

5.            All determinations and calculations will be made and performed in a manner to (a) avoid double counting of any item, to the extent that any such item is otherwise accounted for in such determination or calculation, and (b) give effect to the change in accounting policies described in note 1 to Exhibit 3.1.C. For purposes of computing the Adjustment Amount, any changes in applicable accounting rules, including the FERC Accounting Rules, following the date of this Agreement (other than the changes described in note 1 to Exhibit 3.1.C) will not be given effect for purposes of computing the Adjustment Amount to the extent that such changes would have the effect of changing any of the items included in Net Plant or the FERC Accounts in a manner that would cause the Adjustment Amount, if computed taking such changes into account, to be greater or lesser than the Adjustment Amount, as computed without taking such changes into account.

6.            Certain account balances and other values will be determined as set forth below:

“Base Net Plant Amount” equals the Net Plant as of June 30, 2005, which the Parties stipulate is $169,119,000.

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Appendix C to Amendment

“Consent Fee Adjustment” means fifty percent (50%) of the positive amount, if any, by which the fee paid or required to be paid by or on behalf of Seller to the Owner Participant (or its affiliates) in consideration of the consent of the Owner Participant to the assignment of the JEC Lease Documents and related release of Seller pursuant to the JEC Transfer Agreement is less than $1,500,000.00.

“Extraordinary Expenditures” means any expenditures by Seller during the period from the date hereof through the Effective Time incurred for the purpose of repair, replacement, or addition to assets (other than expenditures to the extent reflected as Net Plant or in any FERC Account or otherwise recovered by Seller in rates prior to Closing by reason of preexisting authorization or extraordinary relief) as a result of (i) damage resulting from weather or other extraordinary or catastrophic occurrence; or (ii) the imposition of any requirement by a Governmental Entity; provided, however, that any expenditure (which, with respect to any matter referred to in clauses (i) or (ii) of this definition, will be deemed to include all costs, expenses, and payments incurred by Seller in respect of such matter (e.g, all costs incurred due to a catastrophic storm), except to the extent reflected as Net Plant or in any FERC Account or otherwise recovered by Seller in rates prior to the Closing by reason of preexisting authorization or extraordinary relief) of the type described in clauses (i) and (ii) of this definition will be deemed an Extraordinary Expenditure only if the amount of such expenditure in excess of amounts thereof reflected as Net Plant or in any FERC Account or otherwise recovered by Seller in rates prior to the Closing by reason of preexisting authorization or extraordinary relief exceeds five percent of the Extraordinary Expenditures Reference Amount, in which case the full amount of such expenditure (from dollar one) in excess of amounts reflected as Net Plant or in any FERC Account or otherwise recovered by Seller in rates prior to the Closing by reason of preexisting authorization or extraordinary relief will be deemed an Extraordinary Expenditure. Notwithstanding the foregoing, Extraordinary Expenditures will be reduced by the amount of any insurance proceeds received by Seller in respect of the matter giving rise to the Extraordinary Expenditure unless (and to the extent) such proceeds are assigned to Buyer at Closing.

“Extraordinary Expenditures Adjustment” means all Extraordinary Expenditures, plus interest on each such expenditure at the Prime Rate from the date of the expenditure until the Closing Date.

“Extraordinary Expenditures Reference Amount” means the earnings before interest and Income Taxes attributed to the Business after deducting all corporate-level charges, determined in a manner consistent with Seller’s normal accounting practices, for the annual period ended December 31, 2004.

“FERC Accounts” means the accounts listed on lines 13-35 and 42-51 of Exhibit 3.1.C maintained by Seller with respect to the Business (other than the JEC Transferred Interest) in accordance with the FERC Accounting Rules.

“JEC Net Plant” means “Net Plant” as such term is defined in Exhibit 3.1 of the JEC Transfer Agreement.

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Appendix C to Amendment

“JEC Net Plant at Closing” will be the JEC Net Plant as of the Effective Time.

“JEC Net Plant Adjustment True-Up Amount” may be a positive or negative number, and means JEC Net Plant at Closing minus the estimate of JEC Net Plant at Closing used in calculating the “Closing Payment Amount” under (and as defined in) Section 3.2(a) of the JEC Transfer Agreement.

“Lease Buy-Out Amount” is the total amount paid or to be paid by Seller pursuant to Section 7.4(d) of the Agreement in connection with the purchase of leased assets to be included in the Purchased Assets. For purposes of calculating the Purchase Price and the Adjustment Amount, the Book Value of assets purchased pursuant to Section 7.4(d) will be excluded from Net Plant and the FERC Accounts (even if the assets purchased would normally be reflected as Net Plant or in one or more FERC Accounts following such purchase).

“Net Plant” means the Book Value of net plant of the Business (other than the JEC Transferred Interest), which is comprised of the amounts listed on lines 3-7 of Exhibit 3.1.C.

“Net Plant Adjustment” may be a positive or negative number, and means Net Plant at Closing minus the Base Net Plant Amount.

“Net Plant at Closing” will be the Net Plant as of the Effective Time.

B.	Determination of the Adjustment Amount

The Adjustment Amount will be the sum of the following amounts, in each case determined as of the Effective Time: (i) the Net Plant Adjustment; (ii) the net total Book Value of the FERC Accounts; (iii) the Lease Buy-Out Amount; (iv) the Extraordinary Expenditures Adjustment; (v) the Consent Fee Adjustment; and (vi) the JEC Net Plant Adjustment True-Up Amount. For purposes of determining the Closing Payment Amount, the JEC Net Plant Adjustment True-Up Amount shall be assumed to be $0.

C.	Payments Unrelated to the Adjustment Amount.

The Adjustment Amount will not include or otherwise take into account any amounts attributable to the adjustments and payments made with respect to (i) items and amounts prorated pursuant to Section 3.4, (ii) collateral or other security (other than, after January 1, 2006, prepayments), as contemplated by Section 7.4(f), (iii) any and all payments made or to be made under any provision of Section 7.9, (iv) any and all proceeds or payments received or to be received by a Party under any provision of Section 7.10, (v) indemnification, as contemplated by Article IX.

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Appendix C to Amendment

D.	Example of Computation of Purchase Price.

An example of the computation of the Purchase Price (using financial information for the Business as of June 30, 2006) is depicted on Exhibit 3.1.A, Exhibit 3.1.B, and Exhibit 3.1.C. Specifically, (i) Exhibit 3.1.A provides a high-level overview of the computation of the Closing Payment Amount, (ii) Exhibit 3.1.B provides an example (in summary form) of the Post-Closing Adjustment Statement, and (iii) Exhibit 3.1.C provides a sample determination of the Purchase Price (including the Adjustment Amount) in detailed form.

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Appendix C to Amendment

Exhibit 3.1.A

Example of Kansas Electric Closing Payment Amount

See attached.

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Appendix C to Amendment

Exhibit 3.1.B

Example of Kansas Electric Post-Closing Adjustment Statement

See attached.

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Appendix C to Amendment

Exhibit 3.1.C

Sample Calculation of Kansas Electric Purchase Price

See attached.

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